Exhibit 99.1

NEWS RELEASE

TELETOUCH TO ACQUIRE SECURITY ALARM BUSINESSES

THOMAS A. “KIP” HYDE, JR. BECOMES CEO

TYLER, Texas //Businesswire// October 26, 2004–Teletouch Communications, Inc. (AMEX: TLL) announced today that it has executed letters of intent contemplating the purchase of the home and commercial security alarm businesses owned and operated by the Progressive Concepts Communications, Inc. (“PCCI”) group of companies. The proposed acquisitions are to include the acquisition of the assets of the Hawk Security Services (“Hawk”) division of Progressive Concepts, Inc., a subsidiary of PCCI, and the acquisition of all outstanding equity securities of State Hawk Security, Inc. (“State Hawk”), a special purpose entity that acquires security alarm monitoring agreements on a leveraged basis.

The Company also announced that Thomas A. “Kip” Hyde, Jr., the President of State Hawk, has been appointed Chief Executive Officer of Teletouch. Kernan Crotty, current President and Chief Operating Officer, will continue in those capacities.

Thomas A. “Kip” Hyde, Jr., Teletouch CEO, stated that, “As with Teletouch’s current operations, the security business is built on technology services that generate recurring monthly revenue that can be internally grown to a significant scale, and there are numerous acquisition targets for alarm companies and complementary security technologies.” Hyde continued, “The key to this combination will be leveraging Teletouch’s existing corporate infrastructure, customer base, telemetry products and two-way radio operations to expand Hawk’s presence throughout Teletouch’s current ten state markets and beyond.”

J. Kernan Crotty, the Company’s President, added, “We welcome this opportunity to add a fast growing and dynamic fixed-asset security product category and sales team to our current LifeGuard™ personal monitoring and VisionTrax™ mobile asset monitoring product and services offerings.”

Robert M. McMurrey, Chairman of the Company stated, “Kip brings to Teletouch a strong management and technology background. Prior to joining the PCCI group of companies in October 2002, Kip was President & CEO of Greenland Corporation, a San Diego, CA-based ATM manufacturer and back-office financial services provider to his former employer, Dallas-based Affiliated Computer Services, where he held various management positions in both retail and financial services. As Vice President of ACS’ banking group, he initiated and led the development of a new self-service check cashing system and was awarded a U.S. Patent for those efforts.”

McMurrey concluded, “We expect Kip to continue the fine work that he did at Hawk and State Hawk in growing those businesses, and further expect that he will be able utilize Teletouch’s public status as a platform to grow those businesses through acquisition. The Company also expects Kip to utilize his considerable marketing skills to enhance the existing Teletouch business lines.”

It is anticipated that if Hawk and State Hawk are purchased, the consideration would be determined based upon a formula price and would consist of a combination of cash and notes. PCCI is under the control of Robert M. McMurrey the Company’s Chairman. Each acquisition is subject to the completion of due diligence, necessary contractual and regulatory approvals, negotiation of definitive documentation, receipt of satisfactory financial statements for Hawk and State Hawk, receipt of a fairness opinion acceptable to the Board of Teletouch and other closing conditions.